Exhibit 99.1

News Release
AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN REPORTS RECORD OPERATING REVENUE OF $14 BILLION

AND $0.61 DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS

FOR THE MARCH QUARTER

VALLEY FORGE, PA, April 26, 2006 — AmerisourceBergen Corporation (NYSE:ABC) today reported results for its fiscal second quarter ended March 31, 2006. The following results are presented in accordance with U.S. generally accepted accounting principles (GAAP). All prior year share and per share amounts referenced in this news release were adjusted to reflect the Company’s December 2005 two-for-one stock split.

Fiscal Second Quarter Highlights

•	Diluted earnings per share from continuing operations of $0.61, including a $0.06 benefit from special items, up 33 percent.

•	Record operating revenue of $14.0 billion, up 15 percent.

•	Cash flow from operations of $472 million.

Fiscal First Six Months Highlights

•	Diluted earnings per share from continuing operations of $1.08, including a $0.09 benefit from special items, up 38 percent.

•	Record operating revenue of $27.6 billion, up 13 percent.

•	Cash flow from operations of $703 million.

“Our outstanding performance in the March quarter continues our commitment to deliver solid and consistent growth,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our record $14.0 billion in operating revenue was well above our expectations, and our outstanding earnings per share performance is the result of successful implementation of new fee-for-service agreements and generic opportunities, continued strong growth in our specialty business, and our significant financial leverage. We also completed three acquisitions in the quarter. With $1.8 billion in cash and short-term investments, our balance sheet continues to be strong and our financial flexibility significant.”

News Release

Discussion of Results

AmerisourceBergen’s operating revenue was a record $14.0 billion in the second quarter of fiscal 2006 compared to $12.2 billion for the same period last year, a 15 percent increase. Bulk deliveries in the quarter increased 24 percent to $1.2 billion from $0.95 billion in last fiscal year’s second quarter.

Consolidated operating income in the fiscal 2006 second quarter increased 10 percent to $197.9 million, primarily due to the performance of the Pharmaceutical Distribution segment. In addition, a $9.4 million gain from the settlement of a pharmaceutical manufacturer antitrust litigation case, less $3.6 million of charges for facility consolidations, employee severance, and transition costs related to the outsourcing of information technology, had a net $5.8 million positive impact on consolidated operating income in the fiscal 2006 second quarter. In the previous fiscal year’s second quarter, charges for facility consolidations and employee severance were $1.8 million and the Company incurred an impairment charge of $5.3 million.

Included in other income of $5.8 million for the second quarter of fiscal 2006 is $6.5 million relating to the sale of a small investment and an eminent domain settlement.

Net interest expense in the second quarter of fiscal 2006 was a low $7.3 million compared to $14.5 million in the prior year’s second quarter, a 49 percent decrease.

The effective tax rate for the second quarter of fiscal 2006 was 34.5 percent, down from 38.4 percent in the previous fiscal year’s second quarter, primarily due to $5.5 million of favorable tax adjustments in the quarter. Without the adjustments, the tax rate in the fiscal year 2006 second quarter would have been 37.3 percent, still down from the prior year’s second quarter due to the shift of the Company’s invested cash to more tax-free investments. The Company expects the tax rate for the remaining six months of fiscal 2006 to be between 37 percent and 38 percent.

Diluted earnings per share from continuing operations were $0.61 in the second quarter of fiscal 2006, compared to $0.46 in the previous fiscal year’s second quarter, a 33 percent increase. Special items in the second quarter of fiscal 2006, which include the gain from the antitrust litigation, the investment sale and the eminent domain settlement, and the tax adjustments, less the charge for facility consolidation, employee severance and information technology transition costs, resulted in a benefit, net of tax, of $13.5 million or $0.06 per diluted share. In the same period of the previous fiscal year, there were $4.4 million of special charges, net of tax, which decreased diluted earnings per share by $0.02.

News Release

Diluted average shares outstanding for the second quarter of fiscal year 2006 were 210.8 million, down nearly 10 million from the previous fiscal year’s second quarter due to share repurchases.

Cash generated from operations in the second quarter of fiscal year 2006 was $472 million and in the first six months of fiscal 2006 was $703 million.

For the first six months of fiscal 2006, AmerisourceBergen’s operating revenue was $27.6 billion compared to $24.4 billion for the same period last year, a 13 percent increase. Bulk deliveries in the first half of the fiscal year decreased 4 percent to $2.3 billion.

Consolidated operating income in the first six months of the fiscal year increased 16 percent to $364.5 million primarily due to improved gross margin in the Pharmaceutical Distribution segment.

For the first six months of fiscal 2006, diluted earnings per share from continuing operations were $1.08, compared to $0.78, before the cumulative effect of a change in accounting, in the same six-month period last year.

“For the fiscal 2006 second quarter, excellent operating performance in the Pharmaceutical Distribution segment more than offset the weak performance in PharMerica,” said Kurt J. Hilzinger, AmerisourceBergen’s President and Chief Operating Officer.

“Strong revenues from our larger, lower-margin customers and new business drove the Drug Corporation’s revenue growth, while contributions from our fee-for-service agreements and generic pharmaceuticals programs were the primary drivers of gross margin. Benefits from Optimiz®, our program to enhance the efficiency of our distribution center network, continued to improve our cost structure and remains on schedule and on budget. Our customer-focused Transform program to improve value to the customer and deliver better margins for the Drug Corporation was also a contributor in the quarter. During the quarter we also purchased a Western Canadian distributor to expand our operations in Canada.

“With annualized operating revenue of more than $8.5 billion, our Specialty Group continued its strong growth and performance. Its market-leading oncology businesses, which continue to grow faster than the overall pharmaceutical market, its other distribution businesses in such areas as plasma and nephrology, and its manufacturing services, including reimbursement consulting, all contributed to the Group’s accelerating revenue and earnings performance. In February, the Group completed the acquisition of Network for Medical Communications & Research, a provider of accredited physician education and analytical research in oncology.

News Release

“The Packaging Group continued to deliver solid results on its growing pipeline of contract packaging programs for manufacturers and to expand its compliance packaging solutions for healthcare providers. In March, the Group acquired Brecon Pharmaceuticals, a contract and clinical trials packager located in Wales, United Kingdom. The addition will expand the Group’s geographical reach to include packaging for the European and Asian markets.

“Our PharMerica segment continued to be negatively impacted in the second quarter as its business model transitions under Medicare Part D. Revenue, however, improved 6 percent over the previous fiscal year’s second quarter, due to the long-term care business’ ability to capitalize on its national footprint and deploy new technology offerings to customers.”

Segment Review

AmerisourceBergen operates in two reportable segments: Pharmaceutical Distribution (which includes the operations of AmerisourceBergen Drug Corporation, Specialty Group, and Packaging Group) and PharMerica (which includes the long-term care pharmacy and workers’ compensation businesses). Intersegment sales of $241.1 million in the second quarter of fiscal 2006 from AmerisourceBergen Drug Corporation to PharMerica, which are included in the Pharmaceutical Distribution segment operating revenue, are eliminated for consolidated reporting purposes.

Pharmaceutical Distribution Segment

Record operating revenue of $13.9 billion in the second quarter of fiscal 2006 was up 15 percent compared to the same quarter in the previous fiscal year.

Strong growth in the Drug Corporation, primarily in large accounts and new business, coupled with continued strong performance in the Specialty Group, drove operating revenues above the Company’s expectations. Pharmaceutical Distribution customer mix in the second quarter of fiscal 2006 was 59 percent institutional and 41 percent retail.

For the segment, gross profit as a percentage of operating revenue in the second quarter of fiscal 2006 was 3.16 percent compared to 3.21 percent in the same period in the prior fiscal year. Operating expenses as a percentage of operating revenue in the fiscal 2006 second quarter were 1.89 percent, down 0.04 percent from 1.93 percent in the prior year’s second quarter.

Segment operating income for the fiscal 2006 second quarter was $176.0 million, a 14 percent increase over the same period in fiscal 2005. Operating income as a percentage of operating revenue in the second quarter of fiscal 2006 was 1.27 percent, slightly below the 1.28 percent in the same quarter last fiscal year, and in the first six months of fiscal 2006 was 1.16 percent, an increase over the 1.04 percent in the first half of fiscal 2005.

News Release

PharMerica

PharMerica’s revenue for the second quarter of fiscal 2006 was a record $412.7 million, a 6 percent increase over the previous year’s second quarter. Operating income for the second quarter of fiscal 2006 was $16.2 million, compared to $32.0 million for the same quarter last year, reflecting increased bad debt expense and the cost of implementing Medicare Part D. Operating income as a percentage of revenue was 3.92 percent in the second quarter of fiscal 2006, below expectations. The second quarter of the previous fiscal year benefited from a $4.0 million reduction in sales tax liability. The Company continues to expect operating margins to be in the 4 percent to 5 percent range for fiscal year 2006.

Looking Ahead

“With the anticipation that operating revenue will be approximately $14 billion in each of the remaining two quarters of this fiscal year, we expect the fiscal year 2006 operating revenue growth to be in a range of 10 percent to 12 percent, an increase from our previous range of 7 percent to 9 percent,” said Yost. “We also are increasing our expectations for diluted earnings per share from continuing operations on a GAAP basis in the 2006 fiscal year to a range of $2.06 to $2.21 from the previous range of $1.98 to $2.13. This increase reflects the expected net benefit of $0.08 from special items including litigation gains; facility consolidation, severance and information technology transition charges; and the second quarter’s investment sale, eminent domain settlement, and tax adjustments. Fiscal 2006 diluted earnings per share from continuing operations expectations continue to include the impact of a $0.04 to $0.05 charge for equity compensation expense. Our expectation for cash flow from operations for fiscal 2006 is being raised to a range $600 million to $700 million from the previous anticipation of $500 million to $600 million.

“For fiscal 2006, we continue to expect operating margins from the Pharmaceutical Distribution segment to be in the range of 1.15 percent to 1.25 percent. With the operating revenue growth in the segment coming primarily from our largest customers, it is likely that the higher we may be in the operating revenue growth range the lower we will be in the operating margin range.”

AmerisourceBergen has repurchased $132 million of its stock during the first half of fiscal 2006 and continues to expect to repurchase a total of approximately $400 million to $450 million of its stock during fiscal 2006.

News Release

Conference Call

The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on April 26, 2006. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: 612-288-0318, no access code required.

To access the live webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 2:30 p.m. April 26, 2006 until 11:59 p.m. May 3, 2006. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 825083
(320) 365-3844 from outside the U.S., access code: 825083

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the

News Release

expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); further declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica long-term care business and/or the inability of the business to offset the rebate reductions that have already occurred, market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; the Pharmaceutical Distribution segment’s ability to continue to successfully transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2005.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31, 2006	% of Operating Revenue	Three Months Ended March 31, 2005	% of Operating Revenue	% Change
Revenue:
Operating revenue	$14,049,175	100.00%	$12,241,739	100.00%	15%
Bulk deliveries to customer warehouses	1,171,504		948,428		24%

Total revenue	15,220,679		13,190,167		15%
Cost of goods sold	14,659,916		12,688,417		16%

Gross profit	560,763	3.99%	501,750	4.10%	12%
Operating expenses:
Distribution, selling and administrative	339,113	2.41%	295,246	2.41%	15%
Depreciation and amortization	20,149	0.14%	20,152	0.16%	0%
Facility consolidations, employee severance, and other	3,577	0.03%	1,837	0.02%	95%
Impairment charge	—	0.00%	5,259	0.04%	N/A

Operating income	197,924	1.41%	179,256	1.46%	10%
Other (income)	(5,826)	-0.04%	(383)	0.00%	N/A
Interest expense, net	7,344	0.05%	14,519	0.12%	-49%

Income from continuing operations before income taxes	196,406	1.40%	165,120	1.35%	19%
Income taxes	67,816	0.48%	63,407	0.52%	7%

Income from continuing operations	128,590	0.92%	101,713	0.83%	26%
(Income) loss from discontinued operations, net of tax	(411)		2,291

Net income	$129,001	0.92%	$99,422	0.81%	30%

Earnings per share:
Basic
Continuing operations	$0.62		$0.46		35%
Discontinued operations	—		(0.01)

Net income	$0.62		$0.45		38%

Diluted
Continuing operations	$0.61		$0.46		33%
Discontinued operations	—		(0.01)

Net income	$0.61		$0.45		36%

Weighted average common shares outstanding:
Basic	208,050		219,290
Diluted	210,771		220,468

AMERISOURCEBERGEN CORPORATION

FINANCIAL SUMMARY

(In thousands, except per share data)

(unaudited)

	Six Months Ended March 31, 2006	% of Operating Revenue	Six Months Ended March 31, 2005	% of Operating Revenue	% Change
Revenue:
Operating revenue	$27,585,029	100.00%	$24,443,848	100.00%	13%
Bulk deliveries to customer warehouses	2,288,797		2,383,155		-4%

Total revenue	29,873,826		26,827,003		11%
Cost of goods sold	28,784,685		25,870,661		11%

Gross profit	1,089,141	3.95%	956,342	3.91%	14%
Operating expenses:
Distribution, selling and administrative	670,972	2.43%	590,071	2.41%	14%
Depreciation and amortization	41,236	0.15%	40,701	0.17%	1%
Facility consolidations, employee severance, and other	12,404	0.04%	6,970	0.03%	78%
Impairment charge	—	0.00%	5,259	0.02%	N/A

Operating income	364,529	1.32%	313,341	1.28%	16%
Other (income)	(5,043)	-0.02%	(1,441)	-0.01%	N/A
Interest expense, net	13,856	0.05%	36,597	0.15%	-62%
Loss on early retirement of debt	—		1,015	0.00%	N/A

Income from continuing operations before income taxes and cumulative effect of change in accounting	355,716	1.29%	277,170	1.13%	28%
Income taxes	129,150	0.47%	106,434	0.44%	21%

Income from continuing operations before cumulative effect of change in accounting	226,566	0.82%	170,736	0.70%	33%
Loss from discontinued operations, net of tax	298		10,196
Cumulative effect of change in accounting, net of tax	—		10,172

Net income	$226,268	0.82%	$150,368	0.62%	50%

Earnings per share:
Basic
Continuing operations	$1.09		$0.79		38%
Discontinued operations	—		(0.05)
Cumulative effect of change in accounting	—		(0.05)
Rounding	—		0.01

Net income	$1.09		$0.70		56%

Diluted
Continuing operations	$1.08		$0.78		38%
Discontinued operations	—		(0.05)
Cumulative effect of change in accounting	—		(0.05)
Rounding	(0.01)		0.01

Net income	$1.07		$0.69		55%

Weighted average common shares outstanding:
Basic	208,160		215,168
Diluted	210,570		221,864

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$1,051,725	$966,553
Short-term investment securities available-for-sale	783,945	349,130
Accounts receivable, net	2,990,279	2,640,646
Merchandise inventories	4,353,870	4,003,690
Prepaid expenses and other	25,294	27,673

Total current assets	9,205,113	7,987,692
Property and equipment, net	524,341	514,758
Other long-term assets	3,052,114	2,878,724

Total assets	$12,781,568	$11,381,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,319,118	$5,292,253
Current portion of long-term debt	3,043	1,232
Other current liabilities	810,292	758,611

Total current liabilities	7,132,453	6,052,096
Long-term debt, less current portion	1,077,533	951,479
Other long-term liabilities	104,990	97,242
Stockholders’ equity	4,466,592	4,280,357

Total liabilities and stockholders’ equity	$12,781,568	$11,381,174

AMERISOURCEBERGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended March 31, 2006	Six Months Ended March 31, 2005
Operating Activities:
Net income	$226,268	$150,368
Adjustments to reconcile net income to net cash provided by operating activities	105,965	91,912
Changes in operating assets and liabilities	370,405	950,726

Net cash provided by operating activities	702,638	1,193,006

Investing Activities:
Capital expenditures	(60,149)	(123,246)
Cost of acquired companies, net of cash acquired	(238,427)	(588)
Proceeds from sale-leaseback transactions	28,143	20,732
Proceeds from sale of discontinued operations	—	3,560
Proceeds from sales of property and equipment	6,012	—
Proceeds from sale of investment	3,769	—
Net purchases of short-term investment securities available-for-sale	(434,815)	(299,745)

Net cash used in investing activities	(695,467)	(399,287)

Financing Activities:
Net debt borrowings (repayments)	124,916	(180,000)
Exercise of stock options	97,804	53,503
Cash dividends on common stock	(10,464)	(5,381)
Purchases of common stock	(132,226)	(675,348)
Deferred financing costs and other	(2,029)	(4,149)

Net cash provided by (used in) financing activities	78,001	(811,375)

Increase (decrease) in cash and cash equivalents	85,172	(17,656)
Cash and cash equivalents at beginning of period	966,553	871,343

Cash and cash equivalents at end of period	$1,051,725	$853,687

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
Operating Revenue	2006	2005	% Change

Pharmaceutical Distribution	$13,877,560	$12,068,776	15%
PharMerica	412,685	391,090	6%
Intersegment eliminations	(241,070)	(218,127)	-11%

Operating revenue	$14,049,175	$12,241,739	15%

	Three Months Ended March 31,
Operating Income	2006	2005	% Change

Pharmaceutical Distribution	$175,951	$154,381	14%
PharMerica	16,171	31,971	-49%
Facility consolidations, employee severance, and other	(3,577)	(1,837)	-95%
Gain on antitrust litigation settlement	9,379	—	N/A
Impairment charge	—	(5,259)	N/A

Operating income	$197,924	$179,256	10%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.16%	3.21%
Operating expenses	1.89%	1.93%
Operating income	1.27%	1.28%

PharMerica
Gross profit	27.48%	29.25%
Operating expenses	23.56%	21.07%
Operating income	3.92%	8.17%

AmerisourceBergen Corporation
Gross profit	3.99%	4.10%
Operating expenses	2.58%	2.63%
Operating income	1.41%	1.46%

AMERISOURCEBERGEN CORPORATION

SUMMARY SEGMENT INFORMATION

(dollars in thousands)

(unaudited)

	Six Months Ended March 31,
Operating Revenue	2006	2005	% Change

Pharmaceutical Distribution	$27,225,713	$24,110,544	13%
PharMerica	821,943	776,711	6%
Intersegment eliminations	(462,627)	(443,407)	-4%

Operating revenue	$27,585,029	$24,443,848	13%

	Six Months Ended March 31,
Operating Income	2006	2005	% Change

Pharmaceutical Distribution	$314,827	$251,252	25%
PharMerica	34,678	55,493	-38%
Facility consolidations, employee severance, and other	(12,404)	(6,970)	-78%
Gain on antitrust litigation settlements	27,428	18,825	46%
Impairment charge	—	(5,259)	N/A

Operating income	$364,529	$313,341	16%

Percentages of operating revenue:

Pharmaceutical Distribution
Gross profit	3.07%	2.97%
Operating expenses	1.91%	1.93%
Operating income	1.16%	1.04%

PharMerica
Gross profit	27.64%	28.47%
Operating expenses	23.42%	21.33%
Operating income	4.22%	7.14%

AmerisourceBergen Corporation
Gross profit	3.95%	3.91%
Operating expenses	2.63%	2.63%
Operating income	1.32%	1.28%

AMERISOURCEBERGEN CORPORATION

EARNINGS PER SHARE

(In thousands, except per share data)

(unaudited)

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the periods presented. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period plus the dilutive effect of stock options and restricted stock. Additionally, the diluted earnings per share calculations for the three and six months ended March 31, 2005 consider the convertible subordinated notes as if converted during the periods that the notes were outstanding and, therefore, the effect of interest expense related to those notes is added back to net income in determining income from continuing operations available to common stockholders for the periods that the notes were outstanding.

	Three Months Ended March 31,		Six Months Ended March 31,
	2006	2005	2006	2005
Income from continuing operations before cumulative effect of change in accounting	$128,590	$101,713	$226,566	$170,736
Interest expense - convertible subordinated notes, net of income taxes	—	28	—	2,539

Income from continuing operations available to common stockholders	$128,590	$101,741	$226,566	$173,275

Weighted average common shares outstanding - basic	208,050	219,290	208,160	215,168
Effect of dilutive securities:
Stock options and restricted stock	2,721	954	2,410	900
Convertible subordinated notes	—	224	—	5,796

Weighted average common shares outstanding - diluted	210,771	220,468	210,570	221,864

Earnings per share:
Basic
Continuing operations	$0.62	$0.46	$1.09	$0.79
Discontinued operations	—	(0.01)	—	(0.05)
Cumulative effect of change in accounting	—	—	—	(0.05)
Rounding	—	—	—	0.01

Net income	$0.62	$0.45	$1.09	$0.70

Diluted
Continuing operations	$0.61	$0.46	$1.08	$0.78
Discontinued operations	—	(0.01)	—	(0.05)
Cumulative effect of change in accounting	—	—	—	(0.05)
Rounding	—	—	(0.01)	0.01

Net income	$0.61	$0.45	$1.07	$0.69